EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2006, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of LSI Logic Corporation, which appears in LSI Logic Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ PricewaterhouseCoopers, LLP
PricewaterhouseCoopers, LLP
San Jose, California
August 10, 2006